Exhibit 99.1

Contact: John E. Vollmer III
Chief Financial Officer
Patterson-UTI Energy, Inc.
(281) 765-7100

Patterson-UTI Energy Reports Financial Results for First Quarter of 2009

HOUSTON, April 30 — Patterson-UTI Energy, Inc. (NASDAQ: PTEN) today reported net income of $16.2 million, or $0.11 per share, for the three months ended March 31, 2009, compared to net income of $77.4 million, or $0.50 per share, for the three months ended March 31, 2008. Revenues for the first quarter of 2009 were $296 million, compared to revenues of $505 million for the first quarter of 2008.

Douglas J. Wall, Patterson-UTI’s Chief Executive Officer, stated, “As anticipated, the decline in demand that we experienced in the fourth quarter of 2008 continued into the first quarter of 2009, as customers continued to scale back their drilling operations in response to lower oil and natural gas prices along with continued weakness in the credit and equity markets. We had an average of 127 rigs operating in the first quarter of 2009, comprised of 116 in the U.S. and 11 in Canada. This represents a decrease of 125 rigs from the average of 252 rigs operating in the fourth quarter of 2008. Currently, the Company has 63 rigs operating, including 62 in the U.S. and 1 in Canada. It should be noted that Canadian drilling activities are affected by the annual spring break up.”

Mr. Wall added, “Average revenue per operating day for the three months ended March 31, 2009 was $19,670, a decrease of $540 from the three month period ended December 31, 2008. Average direct operating costs per operating day for the first quarter of 2009 decreased by $200 to $11,010, compared to the three months ended December 31, 2008. As a result, the average margin per operating day in the first quarter of 2009 was $8,660, a decrease of $340 compared to the fourth quarter of 2008.

“Our average rigs operating during the first quarter include 11 rigs operating under term contracts that earned standby revenues of $10.7 million. Our current rig count of 63 includes 7 rigs on standby. Rigs on standby earn a discounted dayrate since they do not have crews and have lower costs. In addition, we recognized $6.6 million of revenues during the quarter from the early termination of drilling contracts.

“During the first quarter we had an average of approximately 49 rigs operating under term contracts, including the 11 rigs earning standby revenues. We expect to have an average of approximately 31 rigs under term contract for the remainder of this year, and then to average approximately 28 rigs in 2010 and 21 rigs in 2011 under the terms of existing long-term contracts.

“During the first quarter of 2009, we activated 4 new Apex® rigs. We currently have multi-year contracts for seventeen additional new advanced technology Apex® rigs,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI stated, “Drilling activity has fallen dramatically as our customers felt the impact of declining commodity prices and the contraction of commercial credit. This severe downturn has affected virtually every segment of the land rig market; all of our regions and all sizes of rigs have been impacted. Across the industry, customers have laid down rigs regardless of the rigs’ performance. As the downturn has progressed, they have even laid down many rigs subject to term contracts with substantial costs for termination.

“In this difficult period for the oil services industry, we believe we are in a strong position. At March 31, 2009 we had no debt, $192 million in cash, and a huge array of unencumbered “hard assets”. These “hard assets” include significantly upgraded fleets of drilling rigs and pressure pumping equipment. In addition, we have substantial other drilling and pressure pumping assets, as well as assets in our E&P and drilling fluids businesses.

Mr. Siegel added, “Beyond our strong financial position, a fundamental strength of our business is the very high degree to which operating costs are variable. Patterson-UTI has a track record, in past industry cycles, of being able to scale the business to the current levels of activity – whether expanding or contracting. During the current contraction period, we are reducing our costs and streamlining our business, while maintaining the capability to run a large number of rigs.  This streamlined structure, along with our large fleet of new and recently upgraded equipment, makes us confident that we will greatly benefit from the next upturn in drilling.”

The Company also declared a quarterly cash dividend on its common stock of $0.05 per share, to be paid on June 30, 2009 to holders of record as of June 15, 2009.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Statement of Financial Accounting Standards No. 128.

The Company will hold its conference call to discuss its first quarter results on Thursday, April 30, 2009, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time and 7:00 a.m. Pacific Time). The dial-in information for participants is 866-272-9941(Domestic) and 617-213-8895 (International). The Passcode for both numbers is 29224897. The conference call is also being webcast and can be accessed through Patterson-UTI’s web site (http://www.patenergy.com) in the Investor Relations section. Webcast participants should log on 10-15 minutes prior to the scheduled start time. Replay of the conference call will be available through May 14, 2009 at www.patenergy.com (in the Investor Relations section). Telephone replay of the call will be available through May 4, 2009. The dial-in numbers for the replay are: 888-286-8010 (Domestic) and 617-801-6888 (International). The Passcode for both numbers is 50507073.

About Patterson-UTI

Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company has approximately 350 marketable land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Alabama, Colorado, Arizona, Utah, Wyoming, Montana, North Dakota, South Dakota, Pennsylvania, West Virginia and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration in the global economic environment, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, excess availability of land drilling rigs, including as a result of the reactivation or construction of new land drilling rigs, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, shortages of rig equipment and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2009	2008
REVENUES	$296,039	$504,554
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion and impairment)	179,825	303,472
Depreciation, depletion and impairment	70,347	63,726
Selling, general and administrative	15,984	16,996
Net loss on asset disposals/retirements	174	186
Other operating expenses	4,000	300

Total costs and expenses	270,330	384,680

OPERATING INCOME	25,709	119,874

OTHER INCOME (EXPENSE)
Interest expense	(447)	(277)
Interest income	61	343
Other	23	384

Total other income (expense)	(363)	450

INCOME BEFORE INCOME TAXES	25,346	120,324
INCOME TAX EXPENSE	9,143	42,915

NET INCOME	$16,203	$77,409

NET INCOME PER COMMON SHARE
Basic	$0.11	$0.50

Diluted	$0.11	$0.50

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	151,735	152,600

Diluted	151,829	154,325

CASH DIVIDENDS PER COMMON SHARE	$0.05	$0.12

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended
	March 31,
	2009	2008
Contract Drilling:
Revenues	$225,704	$420,149
Direct operating costs (excluding depreciation)	$126,321	$244,367
Selling, general and administrative	$986	$1,524
Depreciation	$57,386	$55,872
Operating income	$41,011	$118,386
Operating days	11,473	22,233
Average revenue per operating day	$19.67	$18.90
Average direct operating costs per operating day	$11.01	$10.99
Average rigs operating	127	244
Capital expenditures	$67,002	$67,211
Pressure Pumping:
Revenues	$38,105	$42,864
Direct operating costs (excluding depreciation)	$27,006	$28,505
Selling, general and administrative	$5,835	$5,607
Depreciation	$6,139	$4,300
Operating income (loss)	$(875)	$4,452
Total jobs	1,911	2,911
Average revenue per job	$19.94	$14.72
Average costs per job	$14.13	$9.79
Capital expenditures	$21,820	$12,959
Drilling and Completion Fluids:
Revenues	$27,830	$32,550
Direct operating costs (excluding depreciation)	$24,522	$28,533
Selling, general and administrative	$2,175	$2,626
Depreciation	$615	$724
Operating income	$518	$667
Capital expenditures	$6	$8
Oil and Natural Gas Production and Exploration:
Revenues	$4,400	$8,991
Direct operating costs (excluding depreciation, depletion and impairment)	$1,976	$2,067
Depreciation and depletion	$3,490	$2,406
Impairment of oil and natural gas properties	$2,490	$221
Operating income (loss)	$(3,556)	$4,297
Capital expenditures	$970	$4,428
Corporate and Other:
Selling, general and administrative	$6,988	$7,239
Depreciation	$227	$203
Other operating expenses	$4,000	$300
Net loss on asset disposals/retirements	$174	$186
Total capital expenditures	$89,798	$84,606

	March 31,	December 31,
	2009	2008
Selected Balance Sheet Data (Unaudited):
Cash and cash equivalents	$192,288	$81,223
Current assets	$537,742	$641,374
Total assets	$2,651,682	$2,712,817
Current liabilities	$216,932	$302,613
Borrowings outstanding under line of credit	$—	$—
Working capital	$320,810	$338,761